Exhibit 10.6

EMPLOYMENT AGREEMENT

          AGREEMENT made as of the __ day of ______, 2008 between FRIENDFINDER NETWORKS INC., a Nevada corporation (the “Company”) having an office at 6800 Broken Sound Parkway, Boca Raton, Florida 33487 and MARC H. BELL (the “Executive”).

                    WHEREAS, the Company desires to employ Executive and Executive desires to accept such employment by the Company on the terms and subject to the conditions hereinafter set forth.

                    NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth below.

2. Term. Subject to the provisions for termination herein provided, the employment of the Executive shall commence as of the date of this Agreement and shall continue for a term of five (5) years (the “Term”).

3. Duties and Responsibilities.

          3.1 During the Term, the Executive shall have the position of Chief Executive Officer of the Company and in connection therewith, the Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by or under the authority of the Board of Directors of the Company (the “Board”), and, in the absence of such assignment, such duties customary to such offices as are necessary to the operations of the Company.

          3.2 The Executive’s employment by the Company shall be full-time, and during the Term, the Executive agrees that he will devote his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company. Notwithstanding the foregoing, the Executive shall be permitted to devote up to twenty percent (20%) of his business time to such other business activities that the Executive desires, engage in charitable and civic activities and manage his personal passive investments; provided, however, that such activities (individually or collectively) (a) do not interfere with the performance of his duties or responsibilities under this Agreement and (b) do not injure the reputation, business or business relationships of the Company or any of its affiliates as determined by the Company in good faith.

          3.3 The Executive’s services shall be substantially performed at the Company’s offices in Boca Raton, Florida, subject to necessary travel requirements of his position and duties hereunder.

          3.4 Nothing contained herein shall require the Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. The Executive shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

4. Compensation.

          4.1 Base Salary. The Company shall pay the Executive $1,000,000 per annum (the “Base Salary”) in equal semi-monthly installments or at such other intervals as the parties shall agree. The Base Salary may be increased in each fiscal year of the Company following the first anniversary of the date hereof (the “First Anniversary”) at the rate of ten percent (10%) of the then current Base Salary.

          4.2 Bonus. In addition to the Base Salary, the Executive will be eligible to receive a performance bonus during each year of employment with the Company of up to one hundred percent (100%) of the Base Salary. The award of each year’s performance bonus, if any, shall be based upon the following performance criteria: (a) seventy-five percent (75%) based on the Board’s objective evaluation of revenue growth, successful integration of acquisitions, EBIDTA growth and margin improvement and (b) twenty-five percent (25%) based on the Board’s subjective evaluation of the Executive’s performance. Such determination shall be made after consultation with the Executive within sixty (60) days of the end of each Fiscal Year during the Term commencing with the Fiscal Year ended December 31, 2008. The Company shall pay any performance bonus payable hereunder within ninety (90) days of the end of the applicable Fiscal Year. The full performance bonus that may be awarded pursuant to this Section 4.2, as it may be increased from time to time in the discretion of the Board, shall be referred to herein as the “Bonus.”

          4.3 Stock Options. The Company hereby agrees to grant to the Executive an option to purchase 83,333 shares of common stock of the Company on the date hereof and on each anniversary of the date of this Agreement (each such grant, an “Option”). The respective exercise price per share of each Option shall be equal to (i) if the Option is granted prior to the date of the Company’s initial public offering of it’s common stock pursuant to an effective registration statement filed with the Securities Exchange Commission (the “IPO”), the price per share offered to the public pursuant to such IPO, or (ii) if the Option is granted after the IPO, the fair market value for each share of the common stock of the Company on the date immediately prior to the date such Option was granted. Subject to accelerated vesting provisions set forth in Section 6 herein, each Option shall vest as to twenty percent (20%) of the shares subject to such Option on the first anniversary of the grant of such Option and as to (20%) of the shares subject to such Option each anniversary thereafter, subject to the Executive’s continued employment with the Company on the relevant vesting dates. In all other respects, each Option shall be subject to the terms, definitions and provisions of the stock option agreement by and between the Executive and the Company (the “Option Agreement”), which document is incorporated herein by reference. In the case of any conflict between the terms of any Option Agreement and the terms of this Agreement, the terms of the Option Agreement will govern.

          4.4 Restricted Stock. On the First Anniversary and on each anniversary thereafter, the Company shall issue to the Executive 50,000 shares of restricted stock (the “Restricted Stock”), which stock the Executive shall not sell, transfer, assign or otherwise convey prior to the third anniversary of the date such Restricted Stock is issued. In the event the Executive’s ceases to be employed by the Company, except for termination of Executive’s employment under

Certain Circumstances, the Company shall have the right to repurchase any Restricted Stock issued less than three years prior to the date of such termination at a price of $0.10 per share. The Company shall provide written notice the Executive of its intention to exercise such repurchase right no later than five (5) days after the date of termination of employment and the repurchase of the Restricted Stock shall be consummated within ten (10) days of such notice.

For purposes of this Agreement, “Certain Circumstances” shall mean the termination of Executive’s employment (i) by the Company Without Cause (as defined in Section 5.1); or (ii) by the Executive for Good Reason (as defined in Section 5.2); or (iii) as a result of a Change in Control (as defined in Section 6).

          4.5 Share Adjustment. All share amounts contemplated in Sections 4.3 and 4.4 are subject to appropriate adjustment in the event of stock split, reverse stock split, merger, recapitalization and similar transactions which may take place after the date hereof.

          4.6 Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive, accompanied by vouchers therefore in accordance with the Company’s policies, in the course of providing management services to the Company.

          4.7 Vacation. The Executive shall be entitled to [four (4)] weeks of paid vacation during each calendar year, to be taken during such calendar year at times selected by the Executive, as well as paid holidays and personal days according to the Company policy in effect from time to time.

          4.8 Benefits. During the Term of this Agreement, Executive shall be eligible to participate in each of the Company’s existing or future benefit plans, policies or arrangements maintained by the Company and made available to employees generally, as well as all such existing or future benefit plans, policies or arrangements maintained by the Company for the benefit of executives. Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise effect the terms of this Agreement.

5. Termination.

          5.1 Termination by the Company for Cause. The Company may terminate this Agreement at any time during the Term for Cause, effective immediately upon written notice to the Executive of such termination. For purposes of this Section 5.1, “Cause” shall mean:

                    (a) The Executive’s gross incompetence or willful and serious misconduct, that is injurious to the business, operations or affairs of the Company;

                    (b) The Executive’s conviction or plea of nolo contendere to any felony or a determination by the Company, following an opportunity by the Executive to appear and be heard by the Board, that the Executive is engaging in or has engaged in fraud, misappropriation, dishonesty in financial dealings or embezzlement in connection with the business, operations or affairs of the Company.

A termination of the Executive’s employment by the Company for any reason not provided for in this Section 5.1 or in any other circumstances will be a termination “Without Cause.”

          5.2 Termination by the Executive for Good Reason. A resignation for “Good Reason” shall mean a resignation by the Executive of the Executive’s employment within sixty (60) days of the occurrence of any of the following events:

                    (a) Without the Executive’s written consent, a material reduction of his duties, position or responsibilities;

                    (b) Without the Executive’s written consent, a significant reduction by the Company in the Base Salary or Bonus as in effect immediately prior to such reduction; or

                    (c) Without the Executive’s written consent, a requirement by the Company that the Executive relocate his office to a location more than fifty (50) miles from its then-current location.

          5.3 Voluntary Termination. The Executive may terminate his employment hereunder, upon not less than 180 days prior written notice to the Company.

6. Severance.

          6.1 In the event the Executive’s employment is terminated as a result of a Change in Control (as defined below), by the Company Without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following severance benefits:

                    (a) Payment to the Executive of an amount equal to the lesser of (i) 2.99 times the Base Salary in the year of such termination or (ii) the amount of Base Salary owed to the Executive for the remainder of the Term;

                    (b) Payment to the Executive of an amount equal to one hundred percent (100%) of the greater of (i) the Executive’s Bonus for the year of termination or (ii) the Bonus actually earned for the year prior to the year of termination, if any; this amount shall be paid within thirty (30) days of the termination date;

                    (c) The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive with such health coverage until the earlier of (A) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (B) [twelve (12)] months from the termination date; and

                    (d) The vesting of the Option will accelerate on the date of termination as to that number of shares that would have become vested if the Executive had remained employed by the Company until the date [twelve (12)] months following the termination date.

For purposes of this Agreement, a “Change in Control” shall mean: (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of [50]% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of [50]% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

7. Miscellaneous.

          7.1 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivery against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to the Executive at their respective addresses set forth in the first paragraph of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

          7.2 Parties in Interest. No party shall assign this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

          7.3 Further Assurances. From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

          7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of [________] applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

          7.5 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be considered originals for all purposes.

          7.6 Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

          7.7 Entire Agreement; Modification; Waiver. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.

[ signature page follows ]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FRIENDFINDER NETWORKS INC.

By:

Name:
Title:

EXECUTIVE:

MARC H. BELL

[Signature Page to Marc H. Bell Employment Agreement]